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                                                                    EXHIBIT 5.1


                             PORTER & HEDGES, L.L.P.
                                Attorneys at Law
                            700 Louisiana, 35th Floor
                            Houston, Texas 77002-2764
                            Telecopier (713) 228-1331
                            Telephone (713) 226-0600


                                October 24, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: Grey Wolf, Inc. - Registration Statement on Form S-3 (the
             "Registration Statement")

Ladies and Gentlemen:

         We have acted as counsel to Grey Wolf, Inc., a Texas corporation (the "Company"), in connection with the registration on Form S-3 under the Securities Act of 1933, as amended, of 28,750,000 shares (including 3,750,000 shares which may be sold if the underwriters' overallotment option is exercised) of the Company's common stock, par value $.10 per share (the "Common Stock"). In such capacity we have examined the articles of incorporation, bylaws and corporate proceedings of the Company, and based upon such examination and having regard for applicable legal principles, it is our opinion that such 28,750,000 shares will, when sold as contemplated in the Registration Statement, be validly issued, fully paid and non-assessable, outstanding shares of Common Stock.

         We consent to the use of this opinion as an exhibit to the Registration Statement and in the reference to our firm under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement.


                                                  Very truly yours,

                                                  /s/ PORTER & HEDGES, L.L.P.